Exhibit 99.1

Multi-Color Corporation Announces

Second Quarter Results for Fiscal Year 2005

CINCINNATI, OHIO, October 22, 2004 – Multi-Color Corporation (NASDAQ: LABL) announced financial results for the second quarter of fiscal 2005, ending September 30, 2004, compared with the same period a year ago. Second-quarter highlights included:

•	Net Sales increased to $31.7 million, slightly higher than last year’s second quarter.

•	Net Income of $1.7 million was also up slightly from the same period a year ago.

•	Earnings Per Share (EPS) were $0.25 per diluted share, the same as the prior-year quarter.

The Company reported that second quarter sales reflected the recovery of orders that a major customer had postponed in the first quarter, offset by reduced demand from a major beverage customer and from personal care customers.

Frank Gerace, President and CEO of Multi-Color Corporation, stated that “We saw an improvement in sales in our second quarter compared to the first quarter this year, however our sales growth compared with the second quarter last year was less robust than we anticipated.”

Second-quarter sales in the Company’s Packaging Services division increased 14% from the second quarter a year ago as a result of strong seasonal business with existing customers. Second-quarter sales in the Decorating Solutions division were 3% less than the prior-year quarter, but 2% better than the first quarter of fiscal 2005.

“Our Packaging Services division continued to perform above expectations as our customers rewarded us with new business in their strong retail segments,” Gerace said. “Our Decorating Solutions division, however, did not achieve its 8% historical organic growth rate in the first or second quarter. As a result, we have made significant changes in that division’s sales organization. We believe that those changes, along with stronger demand, will contribute to improving organic growth from the Decorating Solutions division in the second half of our fiscal year.”

The Company also reported that gross margins improved over the first quarter as a result of excellent operating performance in the Packaging Services division, coupled with the impact of increased sales volume. During the quarter, however the Company’s Decorating Solutions division began receiving raw material price increase notifications from key suppliers. The Company intends on recovering these increases through price increases on affected products.

The Company’s SG&A expenses were up 3% compared to the prior year due to increased recruiting and relocation costs incurred during the quarter.

Multi-Color’s interest expense declined $105,000 compared to a year ago, a result of the Company’s continuing reductions in long-term debt, and the November 2003 purchase of the Scottsburg, IN, plant which was previously leased under a capitalized lease. In addition, the Company’s effective tax rate was lower this quarter than in the same period a year ago due to a lower estimated state effective tax rate.

For the six-month period ending September 30, 2004, Multi-Color’s net sales of $60.5 million were flat compared to the prior year. Net income declined 15 percent to $2.8 million, and diluted earnings per share were 42 cents, down from 50 cents in the first half of fiscal 2004.

“Our team devoted significant attention during the second quarter toward initiatives that will make us stronger and more competitive in the years to come,” Gerace said. “We have strengthened our management team with new talent in several key positions, brought our new gravure press in Scottsburg on-line, and continued our exploration of strategic opportunities for growth within the packaging industry. As we execute these and other initiatives, I remain confident that Multi-Color is poised to restore the growth and earnings trends that our shareholders have come to expect,” said Gerace.

FY2005 Second Quarter Earnings Conference Call and Webcast

The Company will hold a conference call on October 22, 2004 at 11:00 a.m. (ET) to discuss the news release. For access to the conference call, please dial 1-800-659-2032 (code 32081735) by 10:45 a.m. (ET). A replay of the conference call will be available 1:00 p.m. (ET) on October 22, 2004 until midnight (ET) on October 29, 2004 by calling 1-888-286-8010 (code 50462173). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at www.multicolorcorp.com. Listeners should go to the web site prior to the call to register and to download any necessary audio software.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future action which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions; the ability to integrate acquisitions; the success of its significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; availability, terms and development of capital; availability of raw materials; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, and other factors. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color ( http://www.multicolorcorp.com )

Cincinnati, Ohio based Multi-Color Corporation is a premier global resource of cost-effective and innovative decorating solutions and packaging services to consumer product and food and beverage companies, national retailers and container manufacturers worldwide. Multi-Color is the world’s largest producer of both in-mold labels (IMLs) and heat transfer labels (HTLs), and a major manufacturer of high-end pressure sensitive labels and shrink sleeves. The Company’s Packaging Services division, Quick Pak, is a leading provider of promotional packaging, assembly and fulfillment services. Multi-Color has six manufacturing locations in the United States. Its products are shipped to more than 250 customers in the U.S., Canada, Mexico, Central and South America, and Asia.

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Multi-Color Corporation

Condensed Consolidated Statements of Income

(in 000’s except per share data) Unaudited

	Three Months Ended		Six Months Ended
	Sept. 30, 2004	Sept. 30, 2003	Sept. 30, 2004	Sept. 30, 2003
Net Sales	$31,735	$31,569	$60,485	$60,676
Cost of Goods Sold	26,109	25,907	50,132	49,322

Gross Profit	5,626	5,662	10,353	11,354

Selling, General & Admin	2,758	2,667	5,508	5,181

Operating Income	2,868	2,995	4,845	6,173

Other (Income)Expense	(45)	(177)	(60)	(20)
Interest Expense	223	328	416	697

Income before taxes	2,690	2,844	4,489	5,496
Provision for taxes	1,009	1,180	1,694	2,204

Net Income	$1,681	$1,664	$2,795	$3,292

Basic Earnings Per Share	$0.27	$0.28	$0.45	$0.55
Diluted Earnings Per Share	$0.25	$0.25	$0.42	$0.50

Certain prior year amounts have been reclassified to conform with current year reporting.

Selected Balance Sheet Information

(in 000’s) Unaudited

	Sept. 30, 2004	Sept. 30, 2003
Current Assets	$27,510	$24,548
Total Assets	$74,792	$69,208
Current Liabilities	$14,879	$16,221
Total Liabilities	$38,508	$40,489
Stockholders’ Equity	$36,284	$28,719
Total Debt	$22,159	$26,269

For more information, please contact:

Dawn H. Bertsche

Chief Financial Officer

Multi-Color Corporation

(513) 345-1108